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                                                                       EXHIBIT 3


                      CONSULTING AND NON-COMPETE AGREEMENT

         THIS CONSULTING AND NON-COMPETE AGREEMENT (this "Agreement") is entered into this 21st day of July, 2000, by and between PLATO, INC., a Delaware corporation ("Company"), and LAURA F. CARLE ("Consultant"), an individual residing at 6466 Gregory Lane, Paradise, California 95969.

         WHEREAS, concurrently with the execution of this Agreement and pursuant to that certain Stock Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement") dated as of July 21, 2000 among PLATO Learning, Inc., a Delaware corporation and the parent of the Company, and the Sellers named therein. Company has purchased all of the issued and outstanding capital stock of CyberEd, Inc., a Nevada corporation ("CyberEd").

         WHEREAS, the execution and delivery of this Agreement by Consultant and Company is a condition precedent to the obligations of the parties to the Purchase Agreement;

         WHEREAS, Company is in the business of publishing interactive multimedia CD ROM products for high school and college level science education (the "Business"); and

         WHEREAS, Company desires to hire Consultant to provide consulting services to Company and its affiliates (together with CyberEd and its affiliates, collectively, the "Affiliated Companies").

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto hereby agrees as follows:

    1. Consulting. Company hereby retains Consultant to render consulting services to it regarding the Business as requested by Company from time to time, provided, however that Consultant shall not be available to consult from July 28, 2000 to August 3, 2000. The Consultant shall provide its consulting services at the site of CyberEd in the State of California or by telephone if the Company or CyberEd so requests such services to be rendered by telephone. Consultant shall be available to Company's officers, managers, auditors and other personnel for consultation and advice for not more than five (5) days per week for the three months following the date hereof during the term of this Agreement. In the event that Consultant is not called upon to render consulting services in any particular year, Consultant's obligation to render consulting services for such year shall lapse and said hours shall not be cumulative.



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    2.   Consultant Covenants.


         (a) Non-Competition. In partial consideration for the Purchase Price (as defined in the Purchase Agreement) payable pursuant to the terms of the Purchase Agreement, Consultant, for a period of two (2) years from and after the date hereof, shall not, directly or indirectly, or as the agent of another person or through other persons as an agent participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that is competitive with the Business within any city or county in which CyberEd does business for so long as CyberEd or CyberEd's successors in interest do business in such city or county; provided, however, that (a) Consultant may own up to five percent (5%) of any class of securities of a corporation engaged in such a competitive business if such securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934; (b) Consultant may continue to operate and own that business known as Educatus; and (c) Consultant may continue to own jointly with Richard F. Carle, Jr. an aggregate of 205,000 shares of common stock of American Education Corporation. The necessity of protection against the competition of Consultant against CyberEd and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not-to-compete described in this Section 2(a) are fair, reasonable and necessary and that adequate compensation has been received by Consultant for such obligations. If, however, for any reason any court determines that the restrictions in this Section 2(a) are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this
Section 2(a) as will render such restrictions valid and enforceable. In the event of a breach or threatened breach of this Section 2(a), the Company shall be entitled to an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

         (b) Confidentiality. During the term of this Agreement and following the termination of this Agreement, whether terminated by Company or Consultant, Consultant shall not, for his own benefit or for the benefit of any Person, make use of any Confidential Information (as hereinafter defined), knowledge, customer lists, or any other data of or pertaining to the Affiliated Companies, their business, financial affairs, or services not generally known within the Affiliated Companies' trade and which was acquired by Consultant in connection with performing his duties under this Agreement. Consultant shall not communicate or divulge any such Confidential Information, knowledge, customer lists or other data to any Person. "Confidential Information" means proprietary commercial information not generally known within the Affiliated Companies' trade which is proprietary to the Affiliated Companies, including trade secret information about the Affiliated Companies' business operations, products, services, personnel, and organization, including, without limitation, information relating to








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customers, research, development, accounting, marketing, applications, selling, servicing, finance, business systems, computer systems, software, software systems and techniques and also including all information disclosed to the Consultant, or to which the Consultant had access in connection with performing his duties under this Agreement which the Consultant or the Affiliated Companies has a reasonable basis to believe to be Confidential Information or which is treated by the Affiliated Companies as being Confidential Information, but shall in any event exclude information (i) which becomes publicly known other than by illegal means or in violation of this Agreement and (ii) which Consultant is required by law or judicial order to disclose.

         (c) Breach. Consultant and Company each recognize and acknowledge that the Confidential Information which Consultant will obtain from the Affiliated Companies in connection with performing his duties under this Agreement is special and unique, and any violation of the covenants contained in this Agreement is likely to cause irreparable damage to the Affiliated Companies; therefore, the parties agree that, upon any breach of any covenant contained in this Section 2 by Consultant, Company shall be entitled to an appropriate injunction for a violation, threatened or actual, of these covenants, in addition to all other available relief.

         (d) Acknowledgment. Consultant acknowledges and agrees that the restrictions set forth in this Section 2 are reasonable in scope and essential to the preservation of Company's business and proprietary properties and that enforcement of these restrictions will not cause Consultant any hardship, and because of Consultant's background and experience, will not in any manner preclude Consultant, in the event of a termination of this Agreement, from becoming gainfully employed in such a manner and to such an extent as will provide a standard of living for himself and the members of his family of at least the sort and fashion to which he and they have become accustomed.

         (e) Separate Agreement. The covenants of Consultant contained in this
Section 2 shall each be construed independently of any other provision in this Agreement, and the existence of any claim or cause of action of Consultant against Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants.

    3. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the date hereof and shall remain in effect for a period of twenty-four (24) months thereafter.

    4. Consulting Compensation. Subject to the provisions contained herein, during the term of this Agreement, Company shall pay Consultant a daily consulting fee of $500 per day (or such pro-rata portion for services rendered) of consulting rendered by Consultant, provided, however, that if Consultant renders services for less than four (4) hours in one day, then Consultant will be paid $250 for such services, and further provided, that if Consultant renders services for more than eight hours in one day, then Consultant shall receive $500 plus such pro-rata portion for services rendered above eight hours in such day. Such consulting fee shall be payable on the first day of each calendar







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month (or the next business day if such date is not a business day) beginning on
August 1, 2000.

    5. Independent Contractor. Consultant shall, for purposes of this Agreement, be an independent contractor of Company and not an employee thereof and, notwithstanding any determination by the Internal Revenue Service that Consultant is an employee, Consultant shall be responsible to pay all taxes as if he were an independent contractor (or to reimburse Company if Company is required to pay such amounts on behalf of Consultant).

    6.   Termination.  The term of this Agreement shall terminate upon:

         (a) Consultant's death;

         (b) Consultant's inability to perform his duties hereunder by reason of disability or incapacity, due to physical or mental illness, in excess of 90 days out of any consecutive 12-month period;

         (c) termination by Company with "cause" (as hereafter defined); or

         (d) written agreement of Company and Consultant.

    7.   Obligations Upon Termination. In the event of termination of this
Agreement:

         (a) by Company for "cause", neither party shall have any further obligation or liability under this Agreement except pursuant to Section 2(a), which obligations and liabilities shall continue;

         (b) pursuant to Section 6(a) or by Company without "cause," neither party shall have any further obligation or liability under this Agreement except pursuant to Sections 2(a), 2(b) and 4 hereof, which obligations and liabilities shall continue in accordance therewith;

         (c) pursuant to Section 6(b), neither party shall have any further obligation or liability under this Agreement except pursuant to Sections 2(a),
(b), and 4, which obligations and liabilities shall continue in accordance therewith; or

         (d) pursuant to Section 6(d), Consultant shall be entitled to receive such benefits and payments as may be specified in a written agreement, if any, between Consultant and Company.

         Notwithstanding any other provision in this Agreement to the contrary, the obligations and liabilities of Consultant under Section 2(b) shall survive the termination of this Agreement without regard to the manner of termination hereof. For purposes of this Agreement, "cause" shall mean any act or omission by Consultant of any of the following: (i) breach of his covenants or obligations under this Agreement; (ii) the commission of a felony, fraud, misappropriation or embezzlement involving Company or









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its property; or (iii) intentional wrongful acts or conviction of a crime resulting in damage to the goodwill, business or property of Company.

    8. Conflict. Consultant represents and warrants to Company that he has not executed any written agreement with any other person or entity that would prohibit Consultant from entering into this Agreement. Further, Consultant represents and warrants to Company that the execution of this Agreement by Consultant and his employment with Company pursuant to this Agreement will not conflict with any obligations or duties which Consultant may have to prior employers or pursuant to any other agreement.

    9. Non-Disclosure of Agreement. Consultant agrees that, during the term of this Agreement and after the termination of this Agreement, he shall not disclose the terms and provisions of this Agreement or any other document executed in connection herewith to any person, partnership, corporation or other business entity, except (a) if required by law and (b) Consultant may disclose this Agreement to such Consultant's accountant or attorney in order to engage in discussions concerning this Agreement.

    10. Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:



         (a) if to Company:

             PLATO, Inc.
             10801 Nesbitt Avenue South
             Bloomington, MN 55439
             Attention:  John Murray
             Facsimile: (952) 832-1210

             with a copy to:

             Winston & Strawn
             35 West Wacker Drive
             Chicago, Illinois 60601
             Attention:  Leland Hutchinson
             Facsimile:  (312) 558-5700







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         (b) if to Consultant:

             Laura F. Carle
             6466 Gregory Lane
             Paradise, CA  95969

or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 10.

     11. Waiver of Breach. The waiver by Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.

     12. Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     13. Assignment. No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other parties; provided, however, that Company may assign or transfer all (but not less than all) of its rights and obligations under this Agreement to any Person that is wholly-owned, directly or indirectly, by Company.

     14. Opportunity to Employ Counsel. Consultant acknowledges receipt of a copy of this Agreement well in advance of the date hereof and also acknowledges that he has had ample time and opportunity to employ counsel of his choice to provide advice concerning the terms and conditions of this Agreement.

     15. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof (including, without limitation, the Letter of Intent) shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

     16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE "CONFLICTS OF LAW" THEREOF.

     17. Arbitration. Company and Consultant agree that if a dispute to which this Agreement is applicable (a "Dispute") has not been resolved by the parties efforts at voluntary negotiation or mediation within 45 days, the Dispute shall be resolved by final and binding arbitration pursuant to the American Arbitration Association Rules and as provided for in Section 12.14 of the Purchase Agreement.





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     18. Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Company and Consultant. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

     19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     20. Definitions. Unless otherwise defined herein, each capitalized term used herein shall have the meaning assigned thereto in the Purchase Agreement.



                            [signature page follows]








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         IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Non-Compete Agreement on the date first set forth above.


                                             PLATO, INC.


                                             By:
                                                --------------------------------
                                                John Murray
                                                President



                                             -----------------------------------
                                             Laura F. Carle, an individual